Exhibit Number 11

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARY

STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

The following is a reconciliation of the numerator and denominator of basic EPS and diluted EPS for the periods presented below:

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Numerator:
Net Income per the Consolidated Statement of Operations	$12,597	$11,007	$26,234	$21,162
Denominator:
Average shares outstanding utilized in the calculation of basic earnings per share	23,916,307	24,270,941	23,947,194	24,242,113

Unvested shares of Recognition and Retention Plan	29,473	19,780	34,674	49,979
Common stock equivalents resulting from the dilutive effect of "in-the-money" stock options	990,444	1,139,448	955,360	1,121,915
Average shares outstanding utilized in the calculation of diluted earnings per share	24,936,224	25,430,169	24,937,228	25,414,007

Common stock equivalents resulting from the dilutive effect of "in-the-money" stock options are calculated based upon the excess of the average market value of the Company's common stock over the exercise price of outstanding options.